Exhibit 99.1

Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500
POLARIS REPORTS FIRST QUARTER 2006 RESULTS
First Quarter Highlights:
•	Results in-line with expectations

•	Operating cash flow used for continuing operations improved $27.2 million primarily due to lower factory inventories

•	Victory motorcycle sales grew 8%

•	Revising guidance for full year 2006 earnings from continuing operations to a range of $3.08 to $3.20 per diluted share due to lower than expected snowmobiles orders
MINNEAPOLIS (April 13, 2006) — Polaris Industries Inc. (NYSE/PSE: PII) today reported first quarter net income from continuing operations of $11.2 million or $0.26 per diluted share for the quarter ended March 31, 2006, in line with previously issued guidance. By comparison, 2005 first quarter net income from continuing operations as adjusted for the impact of SFAS 123 (R) would have been $17.9 million or $0.40 per diluted share. Sales from continuing operations for the first quarter 2006 totaled $333.5 million, a decrease of seven percent from last year’s first quarter sales from continuing operations of $358.3 million.
     “Our first quarter results met our expectations in a challenging environment. As expected, our decision to reduce North American ATV shipments to dealers in the 2006 first quarter resulted in reduced overall Company sales and earnings when compared to the same period last year. We made progress in reducing factory inventories and dealers adjusted their ATV orders to Polaris to continue rebalancing their inventory levels. However, both Polaris and our dealers still have more work ahead of us as we strive to bring ATV inventories in line with expectations,” commented Tom Tiller, Chief Executive Officer of Polaris.
     Tiller continued, “In February we held our customary snowmobile dealer meeting and are now in the process of taking dealer orders for the upcoming season. While the snowmobile order process is not yet completed, it has become obvious that our previous expectations for snowmobile sales for the full year 2006 were optimistic. There are a number of challenges currently affecting our snowmobile business; including declining overall market demand, poor snowfall this past riding season, higher warranty costs resulting from some of our past new product introductions and the resulting decline in dealer confidence. Collectively, these issues have resulted in slower retail sales, increased inventories, and weaker new order demand for snowmobiles. While these issues have been challenging, we are confronting them head on and are in the process of implementing plans to strengthen our long-term competitive position in the snowmobile business.”
     Tiller concluded, “We are confident in our ability to manage through the challenges in our traditional snowmobile and ATV businesses. We will also continue to invest in several areas that have performed well in the past and are expected to provide continued growth opportunities for the Company in the future including our rapidly growing Victory motorcycle line, the RANGER utility vehicle business and our international operations. Our underlying businesses remain strong, our balance sheet is healthy, our employees are energized and we continue to work on recent strategic investments, including our exciting partnership with KTM. I remain confident that Polaris is well positioned to achieve our long term strategic goals of $3 billion in sales and a 9 percent net margin by 2009.”
2006 Business Outlook
     Due to anticipated levels of upcoming model year snowmobile orders, the Company now expects sales from continuing operations for the full year 2006 to be one to three percent lower than during the full year 2005. Full year 2006 earnings from continuing operations are now expected to be in the range of $3.08 to $3.20 per diluted share, compared to SFAS 123(R) adjusted earnings of $3.15 per diluted share for the full year 2005. During the second quarter of 2006, the Company expects that snowmobile and North American ATV shipments will decline from second quarter of 2005 levels, due to lower snowmobile orders and the continued objective of North American dealers reducing their ATV inventories. Second quarter 2006 sales from continuing operations are expected to be nine percent to twelve percent lower than during the second quarter of 2005. Second quarter 2006 earnings from continuing operations are expected to be in the range of $0.50 to $0.54 per diluted share, compared to SFAS 123(R) adjusted earnings of $0.66 per diluted share for the second quarter of 2005.
Accounting for Stock-Based Compensation
     Polaris adopted SFAS 123(R) “Accounting for Stock-Based Compensation” effective the beginning of fiscal year 2006 using the modified retrospective method. In connection with the adoption of this new accounting standard, Polaris recorded an after tax benefit of $0.4 million or $0.01 per diluted share on its income statement for the first quarter 2006 resulting from the cumulative effect of the accounting change. All prior periods have been adjusted to give effect to the adoption of SFAS 123 (R) using the modified retrospective method. The Company provided revised quarterly Consolidated Financial Statements for the 2005 year reflecting the adoption of SFAS 123 (R) under the modified retrospective method in a Form 8-K dated January 26, 2006.
Discontinued operations results
     The Company ceased manufacturing marine products on September 2, 2004. As a result, the marine products division’s financial results are being reported separately as discontinued operations for all periods presented. The Company’s 2006 first quarter loss from discontinued operations was $0.1 million, net of tax, or $0.00 per diluted share, compared to a loss of $0.3 million, net of tax, or $0.01 per diluted share in the first quarter 2005.
Reported Net Income
     Reported net income for the 2006 first quarter, including each of continuing and discontinued operations and the cumulative effect of the accounting change, was $11.5 million, or

$0.27 per diluted share compared to net income of $17.6 million, or $0.39 per diluted share in the first quarter of 2005.

	1st Quarter ended March 31,
(In millions except per share data)	2006	2005	Change
Sales from continuing operations	$333.5	$358.3	-7%
Operating income from continuing operations	$16.1	$27.6	-42%
Net Income from continuing operations	$11.2	$17.9	-37%
Earnings per share from continuing operations (diluted)	$0.26	$0.40	-35%
Net Income	$11.5	$17.6	-34%
Earnings per share (diluted)	$0.27	$0.39	-31%
Note: 2005 results have been adjusted to reflect the implementation of SFAS 123 (R) using the modified retrospective method.
     ATV (all-terrain vehicle) sales in the 2006 first quarter decreased eight percent from the first quarter 2005. Although overall shipments of ATVs to dealers in North America decreased in response to dealer inventory levels, the Company continued to experience growth during the quarter in the RANGER™ product line, and increased sales from its new entry-level Hawkeye ATV, as well as its new two-up ATV, the Sportsman X2 and its high performance Outlaw ATV model. While dealer inventories of ATVs in North America remain higher than desired, factory inventories of ATVs were lower at the end of the 2006 first quarter when compared to the same period in 2005.
     Sales of Victory motorcycles increased eight percent during the 2006 first quarter compared to the first quarter of 2005. This shipment increase is attributable to improved brand recognition, the success of the Hammer and Vegas Jackpot models, the addition of a more powerful 100 cubic inch engine and six speed transmission to most of the model line, and improvements in the dealer network that have contributed to an expanding market share. The Company continues to expect full year 2006 Victory motorcycle sales to be 15 to 20 percent higher than the full year 2005.
     Parts, Garments, and Accessories sales increased one percent during the 2006 first quarter compared to last year’s first quarter. While PG&A sales for ATVs, motorcycles and utility vehicles grew during the quarter, snowmobile PG&A sales were negatively impacted by the disappointing warm weather at the conclusion of the snowmobile riding season.
     Snowmobile sales totaled $2.5 million for the 2006 first quarter compared to $7.2 million for the prior year’s first quarter. Shipments in the first quarter were lower as a result of weaker retail sales during this past riding season due to below normal levels of snowfall across many regions of North America and warranty issues relating to certain new products resulting in higher than anticipated season-ending dealer inventories.
     Gross profit decreased 18 percent to $67.4 million for the 2006 first quarter compared to $82.6 million for the first quarter of 2005. Gross profit, as a percentage of sales, was 20.2 percent for the 2006 first quarter, down from 23.0 percent for the first quarter of 2005. The gross profit margin was negatively impacted by increased raw materials, snowmobile warranty, floor plan financing, and sales promotion costs and expenses, partially offset by continued efficiency gains and savings from various cost reduction initiatives.
     For the first quarter of 2006, operating expenses decreased five percent to $60.6 million compared to $63.5 million for the first quarter of 2005. Operating expenses as a percent of sales increased to 18.2 percent from 17.7 percent in the first quarter of 2005. Operating expenses decreased from the prior year primarily due to operating cost control measures taken by the Company as well as the impact on compensation plan expenses of moderating growth rates of the Company’s profitability and a lower stock price in the first quarter of 2006 compared to the first quarter of 2005.
     Income from financial services increased nine percent to $9.3 million in the 2006 first quarter, up from $8.5 million in the first quarter of 2005 primarily a result of the increased profitability generated from the wholesale receivable portfolio of Polaris Acceptance.
     Interest expense increased to $1.5 million for the 2006 first quarter compared to $0.6 million for the first quarter of 2005 due to higher debt levels and increased interest rates during the current year period.
     Equity in income of manufacturing affiliates (which primarily represents the Company’s portion of income from the investment in KTM, net of tax) totaled $1.2 million for the first quarter of 2006. The Company purchased a 25 percent interest in KTM in July 2005.
Financial position and cash flow
     Polaris historically experiences the highest demand for cash during the first quarter of each year. Net cash used for operating activities of continuing operations totaled $43.1 million for the first quarter ended March 31, 2006, an improvement from $70.3 million used in the first quarter of 2005. A decrease in inventories at March 31, 2006 compared to the prior year first quarter was the primary reason for the improvement. The Company’s debt to total capital ratio was 18 percent at March 31, 2006, compared to five percent in the prior year, resulting from the KTM investment and increased share repurchases made in 2005.
Share buyback continues
     During the first quarter 2006 the Company repurchased and retired 326,000 shares of its common stock at a cost of $16.4 million. Since inception of the share repurchase program in 1996, 22.7 million shares have been repurchased at an average price of $26.38 per share. As of March 31, 2006, the Company has authorization from its Board of Directors to repurchase up to an additional 4.3 million shares of Polaris stock.
Conference Call to be Held
     Today at 9:00 AM (CDT) Polaris Industries Inc. will host its quarterly earnings conference call. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada, or 706-634-4982 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com or www.ccbn.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available through Thursday, April 21, 2006 by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 6677425, and on Polaris’ web site.
About Polaris
     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.
     With annual 2005 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.
Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2006 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
UNAUDITED

	First Quarter Ended March 31,
	2006	2005
Sales	$333,509	$358,312
Cost of sales	266,117	275,737

Gross profit	67,392	82,575
Operating expenses
Selling and marketing	28,320	28,126
Research and development	16,497	17,157
General and administrative	15,824	18,234

Total operating expenses	60,641	63,517

Income from financial services	9,326	8,542

Operating Income	16,077	27,600

Non-operating Expense
Interest expense	1,513	575
Equity in (income) of manufacturing affiliates	(1,183)	(3)
Other (income) expense, net	(717)	174

Income before income taxes	16,464	26,854

Provision for Income Taxes	5,271	8,990

Net Income from continuing operations	$11,193	$17,864
Loss from discontinued operations, net of tax	(70)	(275)

Net income before cumulative effect of accounting change	11,123	17,589
Cumulative effect of accounting change, net of tax	407	—

Net Income	$11,530	$17,589

Basic Net Income per share
Continuing operations	$0.27	$0.42
Loss from discontinued operations	(0.00)	(0.01)
Cumulative effect of accounting change	0.01	—

Net Income	$0.28	$0.41

Cumulative effect of accounting change
Diluted Net Income per share
Continuing operations	$0.26	$0.40
Loss from discontinued operations	(0.00)	(0.01)
Cumulative effect of accounting change	0.01	—

Net Income	$0.27	$0.39

Weighted average shares outstanding:
Basic	41,791	42,817
Diluted	43,124	45,085

Selected Balance Sheet Data	March 31, 2006	March 31, 2005
Cash and cash equivalents	$10,913	$41,257
Trade receivables, net	60,712	61,625
Inventories	220,005	229,257
Total assets	752,830	736,768
Accounts payable	97,959	118,992
Borrowings under credit agreement	80,000	18,000
Shareholders’ equity	372,931	381,392

Business Unit Information	First Quarter Ended March 31,
	2006	2005	% change
Snowmobiles	$2,545	$7,217	(65)%
All-terrain Vehicles	243,601	265,946	(8)%
Victory Motorcycles	25,288	23,406	8%
Parts, Garments & Accessories	62,075	61,743	1%

Total Sales	$333,509	$358,312	(7)%

2005 results have been adjusted to reflect the adoption of FASB 123 (R) under the modified retrospective method. All periods reflect the classification of the Marine Division results as discontinued operations.